Exhibit 2

Identification and Classification of Members of the Group

LEP Papa Murphy’s Holdings, LLC (“LEP Papa Murphy’s”) and Thomas H. Lee are filing this statement on Schedule 13G as a group.

LEP Papa Murphy’s is organized under the laws of the state of Delaware. Thomas H. Lee is a citizen of the United States of America.

The members of LEP Papa Murphy’s are Thomas H. Lee, Lee Equity Partners Fund, L.P., a Delaware limited partnership (“Lee Equity”), Lee Equity Strategic Partners Fund, L.P., a Delaware limited partnership (“Lee Strategic”) and Lee Equity Strategic Partners Fund (Offshore), L.P., a Cayman Islands exempted limited partnership (“Lee Offshore” and, together with Lee Equity and Lee Strategic, the “Lee Equity Funds”).  Lee Equity Partners GP, LLC, a Delaware limited liability company, is the general partner of each of the Lee Equity Funds (the “General Partner”).  Lee Equity Partners, LLC, a Delaware limited liability company (the “Investment Manager”), is the non-member manager of LEP Papa Murphy’s and serves as the investment manager of the Lee Equity Funds.  Thomas H. Lee is the sole managing member of the Investment Manager.  Thomas H. Lee is also a managing member of the General Partner, and any action, consent, approval, election, decision or determination of the managing members of the General Partner requires Mr. Lee’s consent.